Exhibit (a)(1)
FOR IMMEDIATE RELEASE

Investor Contacts:	Press Contacts:
Chad Rubin	Andrew Cole/Chris Kittredge
Vice President	Sard Verbinnen & Co
The Trout Group	212.687.8080
646.378.2947 Amy Bilbija MacKenzie Partners 212.929.5802
CPEX Pharmaceuticals Board of Directors Unanimously Recommends Shareholders Reject Tender
Offer Announced by Richard Rofé
CPEX Board to Explore Strategic Alternatives to Maximize Shareholder Value
     Exeter, NH, May 6, 2010 — The Board of Directors of CPEX Pharmaceuticals Inc., (NASDAQ: CPEX) today announced that it recommends CPEX shareholders reject the unsolicited $16.00 per share tender offer commenced by RSR Acquisition Company, a subsidiary of Shelter Bay Holdings, LLC whose principal is Richard Rofé, to acquire all of the outstanding shares of CPEX. The Board reviewed the offer with the assistance of CPEX management and legal and financial advisors. The Board has determined that the offer is inadequate and substantially undervalues the Company’s current business and future prospects. Accordingly, the Board recommends that CPEX shareholders not tender any of their shares into the offer and withdraw any previously tendered shares. The Board also announced that it intends to explore strategic alternatives to maximize shareholder value, including, but not limited to, a sale, merger or other business combination of the Company with a third party or a monetization of the Company’s assets including its rights to receive royalties and milestone payments.
     CPEX set forth details of the basis for the Board’s recommendation regarding the tender offer in a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission today. RBC Capital Markets Corporation and Goodwin Procter LLP are serving as financial and legal advisors, respectively, to CPEX and are assisting the Board in its review of strategic alternatives. The Board expects to make a public announcement with respect to the results of its strategic alternatives process during the third quarter of 2010. There can be no assurances that this process will result in any transaction.
About CPEX Pharmaceuticals, Inc.
     CPEX Pharmaceuticals, Inc is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed topical applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim®, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
Note to Security Holders
     Investors are urged to read CPEX’s Solicitation/Recommendation Statement on Schedule 14D-9 as it contains important information. Security holders may obtain a free copy of the Solicitation/Recommendation Statement as well as any other public filings made from time to time by CPEX with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the tender offer by RSR Acquisition Company, at the SEC’s website at www.sec.gov or from CPEX at www.cpexpharm.com/investor.htm.
Important Information
     CPEX and its directors as well as CPEX’s officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of CPEX in connection with CPEX’s 2010 Annual Meeting of Stockholders. Information concerning the interests of participants in the solicitation of proxies are included in CPEX’s definitive proxy statement, filed by CPEX with the SEC on April 9, 2010, in connection with CPEX’s 2010 Annual Meeting of Stockholders (the “2010 Proxy Statement”).
     In addition, CPEX files annual, quarterly and current reports with the SEC. Proxy statements, including the 2010 Proxy Statement, and these other reports, when available, can be obtained, as discussed above, free of charge at the SEC’s website at www.sec.gov or from CPEX at www.cpexpharm.com/investor.htm. Stockholders of CPEX are advised to read carefully the 2010 Proxy Statement and any other proxy materials CPEX files in connection with the 2010 Annual Meeting of Stockholders before making any voting or investment decision because these documents contain important information. CPEX’s 2010 Proxy Statement is available for free by writing to CPEX Pharmaceuticals, Inc., 2 Holland Way, Exeter, NH 03833, Attention: Corporate Secretary. In addition, copies of the 2010 Proxy Statement and any other proxy materials may be requested from our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at cpex@mackenziepartners.com.
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements, including, without limitation, statements regarding CPEX’s 2010 Annual Meeting of Stockholders, the Board and the prospects of an unsolicited tender offer commenced by RSR Acquisition Company. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: the potential impact of the unsolicited tender offer; CPEX’s and the Board’s response to the tender offer, Arcadia and Richard Rofé; clinical trials may not demonstrate the efficacy and safety of CPEX products or products of its licensees; regulatory approvals may be delayed or not obtained; CPEX’s dependence on obtaining agreements with other parties to conduct clinical trials and commercialize its product candidates that use its drug delivery technology; competition from other manufacturers of proprietary pharmaceuticals; CPEX’s products may not achieve market acceptance or favorable reimbursement rates from health insurers; intellectual property and other litigation; and other uncertainties detailed under “Risk Factors” in CPEX’s filings with the SEC, including its Annual Report on Form 10-K filed on March 29, 2010. Copies of CPEX’s filings with the SEC may be obtained at the “Investors” section of CPEX’s website at http://www.cpexpharm.com/investor.htm. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and CPEX undertakes no obligation to update or revise the statements, except as may be required by law.
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